Exhibit (m)(7)

                              FIRSTAR FUNDS, INC.

                           SHAREHOLDER SERVICES PLAN
                         (Conning Money Market Fund)
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          This Shareholder Services Plan (the "Plan") has been adopted by the
Board of Directors of Firstar Funds, Inc. (the "Company") with respect to the Conning Money Market Fund (the "Fund").

          Section 1.    Expenses.  The Company may incur expenses under the Plan
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in an amount not to exceed 0.75% annually of the Fund's average daily net assets.

          Section 2.    Payments for Shareholder Liaison Services Covered by
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                        Plan.
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     (a)  The Company may pay securities dealers, brokers, financial institutions or other industry professionals, such as investment advisers, accountants, and estate planning firms (each a "Service Organization") for Shareholder Liaison Services (as hereinafter defined) provided with respect to their customers' Shares in the Fund. Shareholder Liaison Services shall be provided pursuant to an agreement in substantially the form attached hereto ("Servicing Agreement").

     (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding Shares of the Fund, which Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

     (c) "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments.

          Section 3.    Payments for Administrative Support Services Covered by
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                        Plan.
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     (a)  The Company may also pay Service Organizations for Administrative
          Support Services (as hereinafter defined) provided with respect to their customers' Shares in the Fund. Administrative Support Services shall be provided pursuant to a Servicing Agreement. Any organization that receives fees under Section 2 of this Plan may also receive fees pursuant to this Section 3.

     (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.50% of the average daily net assets attributable to the outstanding Shares of the Fund, which Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

     (c)  "Administrative Support Services" include but are not limited to:
          (i) transfer agent and subtransfer agent services for beneficial owners of Shares of the Fund; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in Shares of the Fund;
          (iv) processing dividend payments; (v) providing subaccounting services for Shares of the Fund held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; provided, however, that such term does not include Shareholder Liaison Services.

          Section 4.    Expenses Allocated.  Amounts paid by the Fund under the
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Plan must be for services rendered for or on behalf of the holders of the Fund's
Shares.

          Section 5.    Reports to Fund.  So long as this Plan is in effect, the
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Fund's Administrator shall provide the Fund's Board of Directors, and the
Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

          Section 6.    Approval of Plan.  This Plan will become effective with
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respect to the Fund on the date the public offering of Shares of the Fund commences upon the approval by a majority of the Board of Directors, including a majority of those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered in connection with the Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

          Section 7.    Continuance of Plan.  Unless sooner terminated in
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accordance with the terms hereof, this Plan shall continue until February 28,
2001, and thereafter for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in
Section 6 hereof.

          Section 8.    Amendments.  This Plan may be amended at any time by the
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Board of Directors, provided that any material amendments of the terms of the
Plan shall become effective only upon the approval set forth in Section 6 hereof.

          Section 9.    Termination.  This Plan is terminable without penalty at
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any time by (a) a vote of a majority of the Disinterested Directors, or (b) a vote of a majority of the outstanding Shares of the Fund.

          Section 10.   Miscellaneous.  The captions in this Plan are included
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for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted:  ____________, 2000